Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
FX Resetting Range Notes due February 20, 2008	$3,000,000	$321.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $777,188.18 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $321.00 is offset against the registration fee due for this offering and of which $776,867.18 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-134553
PRICING SUPPLEMENT NO. 106
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$3,000,000
LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
FX Resetting Range Notes
Due February 20, 2008

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:

•      Senior unsecured obligations of Lehman Brothers Holdings Inc.

•      CUSIP: 52517PU25

•      ISIN: US52517PU253

•      The notes are designed for investors who believe that the Euro/U.S. Dollar spot exchange rate will only trade within specified ranges during the term of the notes.

•      Maturity Date: February 20, 2008

•      The notes are 100% principal protected if held to maturity.

•      Denominations: U.S.$10,000 and whole multiples of U.S.$10,000 in excess thereof.

Payments:

•      Interest Payment Dates: Each February 20, May 20, August 20 and November 20, commencing on May 20, 2007 and ending on the Maturity Date.

•      The Interest Amount is a single U.S. Dollar payment on each Interest Payment Date equal to the principal amount of the notes multiplied by:

(A)  2.25%, if, at all times during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades strictly within the  Reference Range for that Observation Period; or

(B)  0%, if, at any time during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades outside the respective Reference Range (or on either the respective Range Lower Boundary or the Range Upper Boundary) for that Observation Period.

•      The maximum possible non-compounded cumulative Interest Amount is 9.0% of the principal amount of each note.

•      Observation Period: For each Reference Range, the period from and including 10:00 a.m. EST on the Start Date for such Reference Range to but excluding 10:00 a.m. EST on the End Date for such Reference Range.

•      Reference Exchange Rate: The spot exchange rate for the Euro (EUR) quoted against the U.S. Dollar (USD) expressed as the number of USD per 1 EUR.

•      Continuously Observed Exchange Rate: At any time on any day during an Observation Period, the most recent traded Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event (as defined in “Description of the Notes” below)).

•      Range Midpoint (RM): For any Reference Range, the Reference Exchange Rate on the Start Date of the Observation Period for such Reference Range, observed in accordance with the Settlement Rate Option (as defined in “Description of the Notes” below). For the first Observation Period, the Range Midpoint is 1.2986, which is equal to the Reference Exchange Rate on the date hereof.

•      Reference Ranges: For each Reference Range, from (but excluding) the Range Lower Boundary (equal to the Range Midpoint for such Reference Range minus 0.04) to (but excluding) the Range Upper Boundary (equal to the Range Midpoint for such Reference Range plus 0.04). For the first Observation Period, the Range Lower Boundary is 1.2586 and the Range Upper Boundary is 1.3386.

•      Start Dates: The Start Dates for Observation Periods 1, 2, 3 and 4 will be February 9, 2007; May 9, 2007; August 9, 2007 and November 9, 2007, respectively (subject to the occurrence of a Disruption Event). If any Start Date is not a Valuation Business Day, such Start Date shall be the immediately preceding Valuation Business Day.

•      End Dates: The End Dates for Observation Periods 1, 2, 3 and 4 will be May 9, 2007; August 9, 2007; November 9, 2007 and February 9, 2008, respectively. If any End Date is not a Valuation Business Day, such End Date shall be the immediately preceding Valuation Business Day.

Investing in the notes involves risks.  Risk Factors begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100%	U.S.$3,000,000
Underwriting discount	0%	U.S.$0
Proceeds to Lehman Brothers Holdings	100%	U.S.$3,000,000

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about February 20, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

February 9, 2007

SUMMARY INFORMATION — Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to the performance of the Euro (EUR) compared to the U.S. Dollar (USD). We refer to the Euro as the Reference Currency.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on February 20, 2008 (or if such day is not a New York business day, the next succeeding New York business day).

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to take a view on the trading range of the EUR/USD spot exchange rate. At maturity, you will receive a payment equal to the principal amount of the notes (and any payments due on the final Interest Payment Date that is also the Maturity Date).

What payments will I receive on the notes before maturity?

On each Interest Payment Date, you will receive, in a single U.S. Dollar payment, an Interest Amount equal to the principal amount of the notes multiplied by:

(A)  2.25%, if, at all times during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades strictly within the  Reference Range for that Observation Period; or

(B)  0%, if, at any time during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades outside the respective Reference Range (or on either the respective Range Lower Boundary or the Range Upper Boundary) for that Observation Period.

The maximum possible non-compounded cumulative Interest Amount is 9.0% of the principal amount of each note.

The Interest Payment Dates are each February 20, May 20, August 20 and November 20, commencing on May 20, 2007 and ending on the Maturity Date.

The Reference Exchange Rate is the spot exchange rate for the Euro quoted against the U.S. Dollar expressed as the number of U.S. Dollars per 1 Euro.

The Continuously Observed Exchange Rate is, at any time on any day during an Observation Period, the most recent traded Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event (as defined in “Description of the Notes” below)).

The Observation Period is, for each Reference Range, the period from and including 10:00 a.m. EST on the Start Date for such Reference Range to but excluding 10:00 a.m. EST on the End Date for such Reference Range.

The Start Dates for Observation Periods 1, 2, 3 and 4 will be February 9, 2007; May 9, 2007; August 9, 2007 and November 9, 2007, respectively (subject to the occurrence of a Disruption Event). If any Start Date is not a Valuation Business Day, such Start Date shall be the immediately preceding Valuation Business Day.

The End Dates for Observation Periods 1, 2, 3 and 4 will be May 9, 2007; August 9, 2007; November 9, 2007 and February 9, 2008, respectively. If any End Date is not a Valuation Business Day, such End Date shall be the immediately preceding Valuation Business Day.

For further information concerning the calculation of the Interest Amount, see “Description of the Notes” and “What happens in the event of a Disruption Event” below.  You can review hypothetical Interest Amount payment examples under “Exchange Rates” below.

How are the Reference Ranges determined?

The Reference Ranges are the ranges from (but excluding) the Range Lower Boundary (equal to the Range Midpoint for such Reference Range (as defined below) minus 0.04) to (but excluding) the Range Upper Boundary (equal to the Range Midpoint for such Reference Range plus 0.04). For the first Observation Period, the Range Lower Boundary is 1.2586 and the Range Upper Boundary is 1.3386.

The Range Midpoint (RM) is, for any Reference Range, the Reference Exchange Rate on the Start Date of the Observation Period for such Reference Range, observed in accordance with the Settlement Rate Option (as defined in “Description of the Notes”

below). For the first Observation Period, the Range Midpoint is 1.2986, which is equal to the Reference Exchange Rate on the date hereof.

Observation Period	Start Date	End Date	Range Midpoint	Range Lower Boundary	Range Upper Boundary
1	February 9, 2007	May 9, 2007	1.2986	1.2586	1.3386
2	May 9, 2007	August 9, 2007	RM2	RM2 - 0.04	RM2 + 0.04
3	August 9, 2007	November 9, 2007	RM3	RM3 - 0.04	RM3 + 0.04
4	November 9, 2007	February 9, 2008	RM4	RM4 - 0.04	RM4 + 0.04

You can review the historical performance of the Euro under “Exchange Rates” below.

How will I be able to find the value of the Euro at any point in time?

You can obtain the value of the Euro at any time by calling your Lehman Brothers sales representative.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as short-term debt securities as described under “Certain United States Federal Income Tax Consequences” below and “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus.

What happens in the event of a Disruption Event?

If a Disruption Event (as defined in “Description of the Notes” below) is in effect on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, such Start Date will be postponed to, and the Calculation Agent will determine the applicable Range Midpoint on, the first scheduled Valuation Business Day (as defined below) succeeding that Start Date on which no Disruption Event is occurring; provided however that if a Disruption Event has occurred or is continuing on each of the three scheduled Valuation Business Days following the applicable scheduled Start Date, then (a) the third scheduled Valuation Business Day shall be deemed the Start Date for such Observation Period; and (b) the Calculation Agent will determine the applicable Range Midpoint on such day in accordance with “Fallback Rate Observation Methodology,” as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.  For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day (as defined in “Description of the Notes” below).

If a Disruption Event is in effect on any day during an Observation Period (other than with respect to the determination of any Range Midpoint on any scheduled Start Date), to but excluding the earlier of (a) 10:00 a.m. EST on the End Date for such Observation Period and (b) the time on any day during such Observation Period at which the Continuously Observed Exchange Rate first trades outside the Reference Range for that Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Disruption Event is continuing, the Continuously Observed Exchange Rate for each such day in the applicable Observation Period will be a single daily Reference Exchange Rate determined by the Calculation Agent in accordance with the Fallback Rate Observation Methodology.

What happens in the event of a Continuous Observation Unavailability Event?

If a Continuous Observation Unavailability Event (as defined in “Description of the Notes” below) is in effect on any day during an Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date for such Observation Period and (b) the time on any day during such Observation Period at which the Continuously Observed Exchange Rate first trades outside the Reference Range for that Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Continuous Observation Unavailability Event is continuing, the Continuously Observed Exchange Rate for each such day will be a single daily Reference Exchange Rate determined by the Calculation Agent in accordance with the Settlement Rate Option on that day (subject to the occurrence of a Settlement Rate Option Unavailability Event (as defined in “Description of the Notes” below)).

If a Settlement Rate Option Unavailability Event is in effect (a) on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, or (b) on any day during the Observation Period on which the Continuously Observed Exchange Rate is to be observed in accordance with the Settlement Rate Option pursuant to Continuous Observation Unavailability Event above, the Calculation Agent will determine the Range Midpoint, or Reference Exchange Rate for such day, as applicable, in accordance with the Fallback Rate Observation Methodology.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary — Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, is the agent for this offering and will be the calculation agent for purposes of determining whether an Interest Amount is payable on an Interest Payment Date as well as determining whether a Continuous Observation Unavailability Event, Disruption Event or Settlement Rate Option Unavailability Event has occurred and is continuing.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors— An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currency or in other instruments, such as options, swaps or futures, based on the Reference Currency. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

DESCRIPTION OF THE NOTES

The U.S.$3,000,000 aggregate principal amount of FX Resetting Range Notes Due February 20, 2008 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517PU25 and the ISIN number is US52517PU253. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$10,000 and in integral multiples of U.S.$10,000 in excess thereof, and will have a stated “Maturity Date” of February 20, 2008 or if such day is not a New York business day, the next succeeding New York business day.

The notes are offered as foreign exchange-linked notes with an Interest Amount determined by reference to the performance of the spot exchange rate of the Reference Currency relative to the U.S. dollar in relation to the Reference Range (as defined below). The “Reference Currency” is the Euro (EUR).

Holders of the notes will receive on the Maturity Date a single payment in U.S. dollars in an amount equal to the Redemption Amount (as described below), and any payments due on the final Interest Payment Date that is also the Maturity Date.

The “Redemption Amount” for each note will be an amount equal to the principal amount of each note.

The “Interest Amount” is a single U.S. Dollar payment on each Interest Payment Date equal to the principal amount of the notes multiplied by:

(A)  2.25%, if, at all times during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades strictly within the  Reference Range for that Observation Period; or

(B)  0%, if, at any time during the Observation Period immediately preceding that Interest Payment Date, the Continuously Observed Exchange Rate trades outside the respective Reference Range (or on either the respective Range Lower Boundary or the Range Upper Boundary) for that Observation Period.

The maximum possible non-compounded cumulative Interest Amount is 9.0% of the principal amount of each note.

The “Interest Payment Dates” are each February 20, May 20, August 20 and November 20, commencing on May 20, 2007 and ending on the Maturity Date.

The “Start Dates” for Observation Periods 1, 2, 3 and 4 will be February 9, 2007; May 9, 2007; August 9, 2007 and November 9, 2007, respectively (subject to the occurrence of a Disruption Event). If any Start Date is not a Valuation Business Day, such Start Date shall be the immediately preceding Valuation Business Day.

The “End Dates” for Observation Periods 1, 2, 3 and 4 will be May 9, 2007; August 9, 2007; November 9, 2007 and February 9, 2008, respectively. If any End Date is not a Valuation Business Day, such End Date shall be the immediately preceding Valuation Business Day.

The “Observation Period” is, for each Reference Range, the period from and including 10:00 a.m. EST on the Start Date for such Reference Range to but excluding 10:00 a.m. EST on the End Date for such Reference Range.

The “Reference Exchange Rate” is the spot exchange rate for the Reference Currency quoted against the U.S. dollar expressed as number of USD per 1 EUR.

The “Continuously Observed Exchange Rate” is, at any time on any day during an Observation Period, the most recent traded Reference Exchange Rate observed on the continuous trading EBS (Electronic Broking Service) Spot Dealing System (subject to the occurrence of a Disruption Event or a Continuous Observation Unavailability Event).

The “Reference Ranges” are the ranges from (but excluding) the Range Lower Boundary to (but excluding) the Range Upper Boundary.

 The “Range Lower Boundary” for each Reference Range is equal to the Range Midpoint for such Reference Range minus 0.04. The Range Lower Boundary for the first Reference Range is 1.2586.

The “Range Upper Boundary” for each Reference Range is equal to the Range Midpoint for such Reference Range plus 0.04. The Range Upper Boundary for the first Reference Range is 1.3386.

The “Range Midpoint” or (“RM”) is, for any Reference Range, the Reference Exchange Rate on the Start Date of the Observation Period for such Reference Range, observed in accordance with the Settlement Rate Option. For the first Observation Period, the Range Midpoint is 1.2986, which is equal to the Reference Exchange Rate on the date hereof.

Observation Period	Start Date	End Date	Range Midpoint	Range Lower Boundary	Range Upper Boundary
1	February 9, 2007	May 9, 2007	1.2986	1.2586	1.3386
2	May 9, 2007	August 9, 2007	RM2	RM2 - 0.04	RM2 + 0.04
3	August 9, 2007	November 9, 2007	RM3	RM3 - 0.04	RM3 + 0.04
4	November 9, 2007	February 9, 2008	RM4	RM4 - 0.04	RM4 + 0.04

The “Settlement Rate Option” and “Valuation Business Day” for the Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
EUR	1FED	New York

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

If a Disruption Event is in effect on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, such Start Date will be postponed to, and the Calculation Agent will determine the applicable Range Midpoint on, the first scheduled Valuation Business Day succeeding that Start Date on which no Disruption Event is occurring; provided however that if a Disruption Event has occurred or is continuing on each of the three scheduled Valuation Business Days following the applicable scheduled Start Date, then (a) the third scheduled Valuation Business Day shall be deemed the Start Date for such Observation Period; and (b) the Calculation Agent will determine the applicable Range Midpoint on such day in accordance with “Fallback Rate Observation Methodology,” as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.  For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day.

If a Disruption Event is in effect on any day during an Observation Period (other than with respect to the determination of any Range Midpoint on any scheduled Start Date), to but excluding the earlier of (a) 10:00 a.m. EST on the End Date for such Observation Period and (b) the time on any day during such Observation Period at which the Continuously Observed Exchange Rate first trades outside the Reference Range for that Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Disruption Event is continuing, the Continuously Observed Exchange Rate for each such day in the applicable Observation Period will be a single daily Reference Exchange Rate determined by the Calculation Agent in accordance with the Fallback Rate Observation Methodology.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible the conversion of the Reference Currency into USD through customary legal channels; or

(B)        the occurrence of any event causing the Reference Exchange Rate to be split into dual or multiple currency exchange rates.

If a Continuous Observation Unavailability Event is in effect on any day during an Observation Period to but excluding the earlier of (a) 10:00 a.m. EST on the End Date for such Observation Period and (b) the time on any day during such Observation Period at which the Continuously Observed Exchange Rate first trades outside the Reference Range for that Observation Period (or on either the applicable Range Lower Boundary or Range Upper Boundary), and for so long as such Continuous Observation Unavailability Event is continuing, the Continuously Observed Exchange Rate for each such day will be a single daily Reference Exchange Rate determined by the Calculation Agent in accordance with the Settlement Rate Option on that day (subject to the occurrence of a Settlement Rate Option Unavailability Event).

A “Continuous Observation Unavailability Event” means, as determined in good faith by the Calculation Agent, the Continuously Observed Exchange Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Continuously Observed Exchange Rate, on the EBS Spot Dealing System.

If a Settlement Rate Option Unavailability Event is in effect (a) on the Start Date for any Observation Period with respect to the determination of any Range Midpoint, or (b) on any day during the Observation Period on which the Continuously Observed Exchange Rate is to be observed in accordance with the Settlement Rate Option pursuant to Continuous Observation Unavailability Event above, the Calculation Agent will determine the Range Midpoint, or Reference Exchange Rate for such day, as applicable, in accordance with the Fallback Rate Observation Methodology.

A “Settlement Rate Option Unavailability Event” means, as determined in good faith by the Calculation Agent, the Reference Exchange Rate being unavailable, or the occurrence of an event (other than an event constituting a Disruption Event) that generally makes it impossible to obtain the Reference Exchange Rate, in accordance with the Settlement Rate Option on such day.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent and will equal, for each note, the principal amount plus the Interest Amount (if any) deemed to have accrued for the period from and including the Start Date of the relevant Observation Period to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.  If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note will be capped at the principal amount plus the Interest Amount (if any) deemed to have accrued for the period from and including the Start Date of the relevant Observation Period to but excluding the date of early repayment calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

EXCHANGE RATES

General

The notes are designed for investors who believe that the Euro/U.S. Dollar spot exchange rate will trade within each of the specified ranges for each such Observation Period.

Historical Data on the Reference Exchange Rate

The following chart shows the spot exchange rates for EUR/USD, expressed as the amount of USD per one EUR, at the end of each week in the period from the week ending February 6, 2004 to the week ending February 9, 2007, using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data. The historical data on EUR/USD spot exchange rate is not necessarily indicative of the future performance of the EUR/USD spot exchange rate or what the value of the notes may be. In addition, whether an Interest Amount is payable on any Interest Payment Date is determined based on individual EUR/USD trades observed on the continuous trading EBS Spot Dealing System (the Continuously Observed Exchange Rate) falling strictly within the applicable Reference Range during the Observation Period preceding that Interest Payment Date. Individual trades over the course of time will vary higher and lower than the weekly exchange rates shown in the following chart. Fluctuations in exchange rates make it difficult to predict whether any Interest Amount will be payable on any Interest Payment Date. Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Redemption Amount Payment Examples

The following Redemption Amount payment examples for this note shows scenarios for the Interest Amount that would be payable on the Interest Payment Dates for the notes, based on a hypothetical trading ranges for the Continuously Observed Exchange Rate during each Observation Period. The Range Midpoint for Observation Period 1 (1.2986) was determined by observing Reuters page 1FED on the date hereof in accordance with the Settlement Rate Option, the Range Lower Boundary for Observation Period 1 (1.2586) was set on the date hereof at the Range Midpoint minus 0.0400, and the Range Upper Boundary for Observation Period 1 (1.3386) was set on the date hereof at the Range Midpoint plus 0.0400, a total range width of 0.0800. The actual Range Midpoints for the Periods 2, 3 and 4 below would be determined by observing Reuters page 1FED on the Start Date of the applicable Observation Period, in accordance with the Settlement Rate Option, with the related Range Upper and Lower boundaries correspondingly reset to Range Midpoint plus or minus 0.0400 (total range width is 0.0800). The hypothetical trading range for the Continuously Observed Exchange Rate has been chosen arbitrarily for the purpose of this example, is not associated with Lehman Brothers research forecasts for the EUR/USD exchange rate and should not be taken as indicative of the future performance of the Continuously Observed Exchange Rate. See “Description of the Notes.”

Example 1:  The Continuously Observed Exchange Rate trades within the applicable Reference Range in three out of four Observation Periods, resulting in a cumulative Interest Amount for the notes equal to 6.75% of the principal amount

Observation Period	Range Midpoint	Range Lower Boundary	Range Upper Boundary	Hypothetical Trading Range for Continuously Observed Exchange Rate	Interest Amount	Cumulative (non- compounded) Interest Amount
1	1.2986	1.2586	1.3386	1.2601-1.3215	2.25%	2.25%
2	1.3130	1.2730	1.3530	1.2627-1.3427	0%	2.25%
3	1.3321	1.2921	1.3721	1.3007-1.3518	2.25%	4.5%
4	1.3134	1.2734	1.3534	1.2845-1.3408	2.25%	6.75%

In example 1, the Continuously Observed Exchange Rate traded strictly within the Reference Range during Observation Periods 1,3 and 4, resulting in an Interest Amount payable on the Interest Payment Date following each such Observation Period equal to 2.25% times the principal amount of the notes.  However, the Continuously Observed Exchange Rate traded outside the Reference Range during Observation Period 2, resulting in an Interest Amount of zero for that period.  Accordingly, in example 1 above, the cumulative non-compounded Interest Amount over the life of the notes is 6.75% of the principal amount, and the maximum cumulative Interest Amount of 9.0% was not achieved because the Continuously Observed Exchange Rate traded outside the applicable Reference Range during Observation Period 2.

Example 2:  The Continuously Observed Exchange Rate trades within the applicable Reference Range in only one out of four Observation Periods, resulting in a cumulative Interest Amount for the notes equal to 2.25% of the principal amount.

Observation Period	Range Midpoint	Range Lower Boundary	Range Upper Boundary	Hypothetical Trading Range for Continuously Observed Exchange Rate	Interest Amount	Cumulative (non- compounded) Interest Amount
1	1.2986	1.2586	1.3386	1.2601-1.3581	0%	0%
2	1.3130	1.2730	1.3530	1.2627-1.3427	0%	0%

3	1.3321	1.2921	1.3721	1.3007-1.3518	2.25%	2.25%
4	1.3134	1.2734	1.3534	1.2483-1.3408	0%	2.25%

In example 2, the Continuously Observed Exchange Rate traded strictly within the Reference Range during Observation Period 3, resulting in an Interest Amount payable on the Interest Payment Date following that Observation Period equal to 2.25% times the principal amount of the notes.  However, the Continuously Observed Exchange Rate traded outside the Reference Range during Observation Periods 1, 2 and 4, resulting in no Interest Amount being payable on the Interest Payment Dates following each of those Observation Periods.  Accordingly, in example 2 above, the cumulative non-compounded Interest Amount over the life of the notes is 2.25% of the principal amount, and the maximum cumulative Interest Amount of 9.0% was not achieved because the Continuously Observed Exchange Rate traded outside the applicable Reference Ranges during each of Observation Periods 1, 2 and 4.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as short-term debt securities as described under “United States Federal Income Tax Consequences—Debt Securities—Short-Term Debt Securities” in the base prospectus. The notes could also be subject to special rules relating to foreign currency that could affect the character of the amount received at maturity and the gain or loss realized upon the sale or disposition of the notes. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain. Any differing treatment could affect the amount, timing, and character of income with respect to the notes.

It is not clear to what extent holders required to accrue discount will be required to accrue income with respect to the notes or the extent to which any gain realized by holders on the sale, exchange or maturity of the notes would be treated as capital gain or ordinary income. Gain realized by a holder who has held the notes during their entire term to maturity is likely to be treated as ordinary income. Any loss realized by such holder upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. Holders should consult their tax advisors regarding the proper treatment of amounts paid in respect of the notes, including the application of special foreign currency rules and rules governing short-term debt securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$3,000,000

LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I

FX RESETTING RANGE NOTES
DUE FEBRUARY 20, 2008

PRICING SUPPLEMENT
FEBRUARY 9, 2007
(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS
DATED MAY 30, 2006)

______________________

Lehman Brothers